Exhibit 99.1

For Immediate Release:	September 23, 2016

Home BancShares, Inc. Announces

Pricing of Secondary Offering by Selling Shareholder

Conway, AR – Home BancShares, Inc. (NASDAQ GS: HOMB) (the “Company”), parent company of Centennial Bank, announced today the pricing of the previously announced underwritten secondary offering of 2,650,000 shares of common stock offered by its Chairman, John Allison, at a price per share to the public of $22.00.

The Company is not selling any shares in the offering and will not receive any of the proceeds from the offering.

Stephens Inc. is serving as sole book-running manager for the offering.

This offering is being made pursuant to an effective shelf registration statement on Form S-3 previously filed by the Company with the Securities and Exchange Commission (the “SEC”). Before investing, investors should read the prospectus in that registration statement and the related prospectus supplement to be filed with the SEC for more complete information about the Company, the selling shareholder and the offering. Copies of the prospectus supplement and the accompanying prospectus will be available by visiting the SEC’s website at www.sec.gov or from Stephens Inc., 111 Center Street, Little Rock, Arkansas 72201, Attn: Syndicate (1-800-643-9691).

This press release is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Home BancShares, Inc. is a bank holding company, headquartered in Conway, Arkansas. Its wholly-owned subsidiary, Centennial Bank, provides a broad range of commercial and retail banking plus related financial services to businesses, real estate developers, investors, individuals and municipalities. Centennial Bank has branch locations in Arkansas, Florida, South Alabama and New York City. The Company’s common stock is traded through the NASDAQ Global Select Market under the symbol “HOMB.”

This release contains forward-looking statements regarding the Company’s plans, expectations, goals and outlook for the future. Statements in this press release that are not historical facts should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements of this type speak only as of the date of this news release. By nature, forward-looking statements involve inherent risk and uncertainties. Various factors, including, but not limited to, economic conditions, credit quality, interest rates, loan demand, the ability to successfully integrate new acquisitions and changes in the assumptions used in making the forward-looking statements, could cause actual results to differ materially from those contemplated by the forward-looking statements. Additional information on factors that might affect Home BancShares, Inc.‘s financial results is included in its Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC on February 26, 2016.

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FOR MORE INFORMATION CONTACT:

Jennifer C. Floyd

Chief Accounting Officer &

    Investor Relations Officer

Home BancShares, Inc.

(501) 339-2929